SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): March 9, 1995




                          FORT HOWARD CORPORATION

           (Exact name of registrant as specified in its charter)



          Delaware                       1-6901                39-1090992

(State or other jurisdiction          (Commission            (IRS Employer
      of incorporation)               File Number)         Identification No.)



1919 South Broadway, Green Bay, Wisconsin                            54304

(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code:  (414) 435-8821

ITEM 5.  OTHER EVENTS

     On March 9, 1995 the Securities and Exchange Commission declared effective Fort Howard Corporation's registration statement for an initial public offering of 25 million shares common stock.

     The shares are being offered at a price of $12 per share. Fort Howard shares are listed on the Nasdaq National Market. The company's trading symbol is FORT.

     Morgan Stanley & Co. Incorporated is the managing underwriter of the offering with CS First Boston and Salomon Brothers Inc acting as co-managers for the domestic portion of the offering. S.G. Warburg Securities Ltd. is co-manager for the international portion.

     A written prospectus relating to the offering may be obtained from Morgan Stanley & Co. Incorporated.

     Upon closing of the offering, the company intends to prepay its outstanding bank indebtedness with borrowings under a new bank credit agreement. The net proceeds of the offering, together with additional borrowings under the new bank credit agreement, will be used to redeem all outstanding Senior Secured Floating Rate Notes due 1997 through 2000 upon the closing, and all outstanding 14 1/8 percent Junior Subordinated Discount Debentures due 2004 and all outstanding 12 5/8 percent Subordinated Debentures due 2000 30 days after the closing.

     Fort Howard Corporation is a leading manufacturer, converter, and marketer of sanitary tissue products, including specialty dry form products, in the United States and the United Kingdom. Its principal products, which are sold in the commercial (away-from-home) and consumer (at-home) markets, include paper towels, bath tissue, napkins, wipers and boxed facial tissue manufactured from virtually 100 percent recycled fibers.




                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                           FORT HOWARD CORPORATION
                                                 (Registrant)



                                           By:  /s/ James W. Nellen II
                                           Name:   James W. Nellen II
                                           Title:  Vice President


Dated:  March 13, 1995